UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 17, 2019

V.F. Corporation

(Exact name of registrant as specified in charter)

Pennsylvania	1-5256	23-1180120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 Corporate Center Boulevard

Greensboro, North Carolina 27408

(Address of principal executive offices)

(336) 424-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, without par value, stated capital $.25 per share	VFC	New York Stock Exchange
0.625% Senior Notes due 2023	VFC23	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

Completion of Separation of Kontoor Brands from VF

On May 22, 2019 (the “Distribution Date”), after the New York Stock Exchange market closing, the previously-announced separation (the “Separation”) of Kontoor Brands, Inc. (“Kontoor Brands”) from V.F. Corporation (“VF”) was completed. The Separation of Kontoor Brands, which comprises VF’s former Jeanswear organization (the “Spin Business”), was achieved through VF’s distribution (the “Distribution”) of 100% of the shares of Kontoor Brands to holders of VF common stock as of the close of business on the record date of May 10, 2019 (the “Record Date”). VF stockholders of record received one share of Kontoor Brands common stock for every seven shares of VF common stock. Following the Distribution, Kontoor Brands became an independent, publicly-traded company, and VF retains no ownership interest in Kontoor Brands.

In connection with the Separation, Kontoor Brands entered into several agreements with VF on May 22, 2019 that, among other things, effect the Separation and provide a framework for its relationship with VF after the Separation, including the following agreements:

•	A Separation and Distribution Agreement;

•	A Tax Matters Agreement;

•	A Transition Services Agreement;

•	An Employee Matters Agreement; and

•	Certain Intellectual Property License Agreements.

Separation and Distribution Agreement

The Separation and Distribution Agreement governs the overall terms of the Separation. Generally, the Separation and Distribution Agreement includes VF’s and Kontoor Brands’ agreements relating to the restructuring steps to be taken to complete the Separation, including the assets and rights to be transferred, liabilities to be assumed and related matters.

The Separation and Distribution Agreement provided for VF and Kontoor Brands to transfer specified assets between the companies that will operate the Spin Business after the Distribution, on the one hand, and VF’s remaining businesses, on the other hand. The determination of the assets to be transferred between the companies was made by VF in its sole discretion. The Separation and Distribution Agreement requires VF and Kontoor Brands to use reasonable efforts to obtain consents, approvals and amendments required to assign the assets and liabilities that are to be transferred pursuant to the Separation and Distribution Agreement.

Unless otherwise provided in the Separation and Distribution Agreement or any of the related ancillary agreements, all assets were transferred on an “as is, where is” basis. Generally, if the transfer of any assets or any claim or right or benefit arising thereunder requires a consent that was not obtained before the distribution for the Separation, or if the transfer or assignment of any such asset or such claim or right or benefit arising thereunder was ineffective or adversely affected the rights of the transferor thereunder so that the intended transferee would not in fact receive all such rights, the party retaining any asset that otherwise would have been transferred shall hold such asset in trust for the use and benefit of the party entitled thereto and retain such liability for the account of the party by whom such liability is to be assumed, and take such other action as may be reasonably requested by the party to which such asset is to be transferred, or by whom such liability is to be assumed, as the case may be, in order to place such party, insofar as reasonably possible, in the same position as would have existed had such asset or liability been transferred prior to the Distribution.

In addition, certain of the assets, employees and liabilities transferred to Kontoor Brands relating to a distribution facility in the Czech Republic, which facility is retained by VF and leased to Kontoor Brands on a transitional basis, was transferred to Kontoor Brands subject to an option in favor of VF. The option is exercisable at VF’s sole discretion during the ninety day period following the expiration of our lease to such facility, which has a term of one year subject to a right for Kontoor Brands to extend the lease term for an additional two-month period. The option gives VF the right to purchase all of the outstanding equity interests of a subsidiary of Kontoor Brands that holds such assets, employees and liabilities for a purchase price equal to the fair market value of such equity interests as of the exercise of such option. Until the exercise or termination of such option, Kontoor Brands is required to operate these assets in accordance with VF’s past practice and subject to certain other limitations.

In addition, the Separation and Distribution Agreement governs the treatment of indemnification, insurance and litigation responsibility and management. Generally, the Separation and Distribution Agreement provides for uncapped cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of Kontoor Brands’ business with Kontoor Brands and financial responsibility for the obligations and liabilities of VF’s retained businesses with VF. The Separation and Distribution Agreement also established procedures for handling claims subject to indemnification and related matters.

Tax Matters Agreement

In connection with the Separation, Kontoor Brands and VF entered into a Tax Matters Agreement that governs the parties’ respective rights, responsibilities and obligations with respect to taxes, including taxes arising in the ordinary course of business, and taxes, if any, incurred as a result of the failure of the Distribution (and certain related transactions) to qualify for tax-free treatment for U.S. federal income tax purposes. The Tax Matters Agreement also sets forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.

In general, the Tax Matters Agreement governs the rights and obligations that Kontoor Brands and VF have after the Separation with respect to taxes for both pre- and post-closing periods. Under the Tax Matters Agreement, VF is generally responsible for all of Kontoor Brands’ pre-closing income taxes that are reported on combined tax returns with VF or any of its affiliates. Kontoor Brands is generally responsible for all other income taxes and all non-income taxes primarily related to Kontoor Brands.

The Tax Matters Agreement further provides that:

•

Kontoor Brands will generally indemnify VF against (i) taxes arising in the ordinary course of business for which Kontoor Brands is responsible (as described above) and (ii) any liability or damage resulting from a breach by Kontoor Brands or any of its affiliates of a covenant or representation made in the Tax Matters Agreement; and

•	VF will indemnify Kontoor Brands against taxes for which VF is responsible under the Tax Matters Agreement (as described above).

In addition to the indemnification obligations described above, the indemnifying party will generally be required to indemnify the indemnified party against any interest, penalties, additions to tax, losses, assessments, settlements or judgments arising out of or incident to the event giving rise to the indemnification obligation, along with costs incurred in any related contest or proceeding.

Further, the Tax Matters Agreement generally prohibits Kontoor Brands and its affiliates from taking certain actions that could cause the Separation and certain related transactions to fail to qualify for their intended tax treatment, including:

•

During the two-year period following the Distribution Date (or otherwise pursuant to a “plan” within the meaning of Section 355(e) of the Code), Kontoor Brands may not cause or permit certain business combinations or transactions to occur;

•	During the two-year period following the Distribution Date, Kontoor Brands may not discontinue the active conduct of our business (within the meaning of Section 355(b)(2) of the Code);

•

During the two-year period following the Distribution Date, Kontoor Brands may not sell or otherwise issue our common stock, other than pursuant to issuances that satisfy certain regulatory safe harbors set forth in Treasury regulations related to stock issued to employees and retirement plans;

•

During the two-year period following the Distribution Date, Kontoor Brands may not redeem or otherwise acquire any of its common stock, other than pursuant to open-market repurchases of less than 20% of our common stock (in the aggregate);

•

During the two-year period following the Distribution Date, Kontoor Brands may not amend its articles of incorporation (or other organizational documents) or take any other action, whether through a shareholder vote or otherwise, affecting the voting rights of its common stock; and

•

More generally, Kontoor Brands may not take any action that could reasonably be expected to cause the Separation and certain related transactions to fail to qualify as tax-free transactions for U.S. federal income tax purposes or non-U.S. tax purposes.

In the event that the Separation and certain related transactions fail to qualify for their intended tax treatment, in whole or in part, and VF is subject to tax as a result of such failure, the Tax Matters Agreement determines whether VF must be indemnified for any such tax by Kontoor Brands. As a general matter, under the terms of the Tax Matters Agreement, Kontoor Brands is required to indemnify VF for any tax-related losses in connection with the Separation due to any action by Kontoor Brands or any of its subsidiaries following the Separation. Therefore, in the event that the Separation and/or related transactions fail to qualify for their intended tax treatment due to any action by Kontoor Brands or any of its subsidiaries, Kontoor Brands will generally be required to indemnify VF for the resulting taxes.

Transition Services Agreement

The Transition Services Agreement sets forth the terms on which VF will provide to Kontoor Brands, and Kontoor Brands will provide to VF, on a transitional basis, certain services or functions that the companies historically have shared. Transition services includes various corporate, administrative, logistics, supply chain, distribution, contract manufacturing and information technology services. The Transition Services Agreement provides for the provision of specified transition services, generally for a period of up to two years following the Distribution. Compensation for transition services will be determined using an internal cost allocation methodology based on fully loaded cost (e.g., including an allocation of corporate overhead), or, in certain cases, may be based on terms and conditions comparable to those that would have been arrived at by parties bargaining at arm’s-length.

Employee Matters Agreement

The Employee Matters Agreement governs VF’s and Kontoor Brands’ respective compensation and benefit obligations with respect to current and former employees, directors and consultants. The Employee Matters Agreement sets forth general principles relating to employee matters in connection with the Separation, such as the assignment of employees, the assumption and retention of liabilities and related assets, expense reimbursements, workers’ compensation, leaves of absence, the provision of comparable benefits, employee service credit, the sharing of employee information and duplication or acceleration of benefits.

The Employee Matters Agreement generally allocates liabilities and responsibilities relating to employee compensation and benefit plans and programs with VF retaining liabilities (both pre- and post-Distribution) and responsibilities with respect to VF participants who remained with VF and Kontoor Brands assuming liabilities and responsibilities with respect to participants who were transferred to Kontoor Brands in connection with the Separation. The Employee Matters Agreement provides that, following the Distribution, Kontoor Brands’ active employees generally will no longer participate in benefit plans sponsored or maintained by VF and will commence participation in Kontoor Brands benefit plans.

The Employee Matters Agreement also provides that (i) the Distribution does not constitute a change in control under VF’s plans, programs, agreements or arrangements and (ii) the Distribution and the assignment, transfer or continuation of the employment of employees with another entity will not constitute a severance event under applicable plans, programs, agreements or arrangements.

Intellectual Property License Agreements

In connection with the Separation, Kontoor Brands and VF entered into two Intellectual Property License Agreements, pursuant to which VF grants and receives licenses under certain intellectual property. The Intellectual Property License Agreements generally provide Kontoor Brands and VF the freedom to continue operating their respective businesses following the Distribution, including as follows:

•

Under one Intellectual Property License Agreement, VF receives a non-exclusive, worldwide, fully paid-up and royalty-free license to any intellectual property, excluding trademarks, transferred to Kontoor Brands in connection with the Separation in order for VF to continue operating its business in the manner conducted as of the Distribution, as well as any natural extensions or evolutions of such business.

•

Under the other Intellectual Property License Agreement, VF grants a non-exclusive, worldwide, fully paid-up and royalty-free license to any intellectual property, excluding trademarks, retained by VF but used in the Spin Business as of the Distribution in order for Kontoor Brands to continue operating the Spin Business in the manner conducted as of the Distribution, as well as any natural extensions or evolutions of the Spin Business.

•

Under such Intellectual Property License Agreement, VF grants the right to use certain VF trademarks on a transitional basis for a limited period of time following the Separation, including in connection with its VF Outlet™ business. If Kontoor Brands desires to use such VF trademarks, including in connection with its VF Outlet™ business, after the transition period, Kontoor Brands will be required to enter into an arms-length trademark license with VF.

The foregoing descriptions are summaries of the material terms of these agreements and do not purport to be complete, and are qualified in their entirety by reference to the agreements; for the complete text of these agreements, please see the agreements filed with this Current Report on Form 8-K as Exhibits 2.1, 10.1, 10.2, 10.3, 10.4 and 10.5, each of which is incorporated herein by reference.

Credit Agreement

On May 17, 2019, Kontoor Brands, a wholly-owned subsidiary of VF prior to the Separation, and its wholly-owned subsidiary Lee Wrangler International Sagl entered into a credit agreement (the “Credit Agreement”) with respect to $1.55 billion in senior secured credit facilities consisting of a senior secured five-year $750 million term loan A facility (the “Term Loan A Facility”), a senior secured seven-year $300 million term loan B facility (the “Term Loan B Facility”) and a $500 million five-year senior secured revolving credit facility (the “Revolving Credit Facility”) (collectively, the “Credit Facilities”) with the lenders and agents party thereto. As of the completion of the Separation of Kontoor Brands from VF and the establishment of Kontoor Brands as an independent, publicly traded company, the Credit Facilities are the obligations of Kontoor Brands.

The Credit Facilities are subject to an interest rate, at Kontoor Brands’ option, of either (a) the administrative agent’s Alternate Base Rate (“ABR” as defined in the Credit Agreement) or (b) the London Interbank Offered Rate (the “Eurodollar Rate,” as defined in the Credit Agreement) (“LIBOR”), in each case, plus an applicable margin. In addition, the Credit Agreement requires payment of additional interest on certain overdue obligations on terms and conditions customary for financings of this type. The interest rate period with respect to LIBOR interest rate options will be set at one-, two-, three- or six-months as selected by Kontoor Brands in accordance with the terms of the Credit Agreement (or other period as may be agreed by the applicable lenders), but payable no less than quarterly. Kontoor Brands may elect to change the selected interest rate over the term of the Credit Facilities in accordance with the provisions of the Credit Agreement.

The applicable interest rate margins for the Term Loan B Facility is 4.25% for LIBOR loans and 3.25% for ABR Loans. The applicable interest rate margins for the Term Loan A Facility and the Revolving Credit Facility are, initially, 1.75% for LIBOR loans and 0.75% for ABR loans and thereafter will increase or decrease from time to time (measured at each adjustment date as set forth in the Credit Agreement) between 1.375% and 2.25% per annum for LIBOR loans and between 0.375% and 1.25% per annum for ABR loans based on a pricing grid set forth in the Credit Agreement, in each case with parameters based upon changes to Kontoor Brands’ consolidated net leverage ratio or corporate rating, as applicable. Accordingly, the interest rates for the Credit Facilities will fluctuate during the term of the Credit Agreement based on changes in the ABR, LIBOR or future changes in Kontoor Brands’ consolidated net leverage ratio or corporate rating (as set forth in the pricing grid set forth in the Credit Agreement), as applicable. The Credit Agreement contains customary provisions permitting the administrative agent and Kontoor

Brands to select an alternate rate of interest to the extent LIBOR ceases (or is expected to cease) to be published and also requires that Kontoor Brands pay certain facility fees on the aggregate commitments under the Revolving Credit Facility and certain letter of credit issuance and fronting fees.

Letters of credit are available for issuance under the Credit Agreement on terms and conditions customary for financings of this type, which issuances will reduce availability under the Revolving Credit Facility.

Kontoor Brands is obligated to make quarterly principal payments throughout the term of the Term Loan A Facility and the Term Loan B Facility according to the amortization provisions in the Credit Agreement, as such payments may be reduced from time to time in accordance with the terms of the Credit Agreement as a result of the application of loan prepayments made by Kontoor Brands, if any, prior to the scheduled date of payment thereof.

Borrowings under the Credit Agreement are prepayable at the option of Kontoor Brands without premium or penalty, subject to customary increased cost provisions and, solely in the case of the Term Loan B Facility, a prepayment premium of 1.00% if certain repricing events occur on or prior to November 17, 2019, the date that is six months after the closing of the Credit Agreement. Kontoor Brands may request that all or a portion of the Credit Facilities be converted to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Credit Facilities under certain conditions customary for financings of this type. The Credit Agreement also contains certain mandatory prepayment provisions in the event that Kontoor Brands receives net cash proceeds from certain non-ordinary course asset sales, casualty events and debt offerings and, solely in the case of the Term Loan B Facility, from excess cash flow, in each case subject to terms and conditions customary for financings of this type.

The Credit Agreement contains certain affirmative and negative covenants customary for financings of this type that, among other things, limit the ability of Kontoor Brands and its subsidiaries to incur additional indebtedness or liens, to dispose of assets, to make certain fundamental changes, to designate subsidiaries as unrestricted, to make certain investments, to prepay certain indebtedness and to pay dividends, or to make other distributions or redemptions/repurchases, in respect of Kontoor Brands and its subsidiaries’ equity interests. In addition, the Credit Agreement requires that Kontoor Brands maintains, for the Term Loan A Facility, Term Loan B Facility and the Revolving Facility, a consolidated net leverage ratio (with certain caps on netting of foreign cash but no caps for netting domestic cash) set at 4.00 to 1.00 (with up to two step ups to 4.50:1.00 for a period of 4 consecutive fiscal quarters following any material acquisitions) and for the Term Loan A Facility and the Revolving Facility, a minimum consolidated interest coverage ratio expected to be set at 3.00 to 1.00. The Credit Agreement also contains events of default customary for financings of this type, including certain customary change of control events.

The borrowers under the Credit Agreement comprise Kontoor Brands and its wholly-owned Swiss-organized subsidiary, Lee Wrangler International Sagl. Additional subsidiaries of Kontoor Brands may be added as co-borrowers or guarantors under the Credit Agreement from time to time on the terms and conditions to be set forth in the Credit Agreement. The obligations of each borrower under the Credit Agreement are jointly and severally guaranteed by each other domestic borrower and by certain of Kontoor Brands’ existing and future direct and indirect wholly owned material domestic subsidiaries, subject to certain exceptions customary for financings of this type. All obligations of the borrowers and the guarantors are secured by substantially any assets of such domestic borrowers and guarantors (subject to exceptions) provided that the Credit Agreement contains provisions pursuant to which, based upon the achievement of certain corporate credit ratings by Kontoor Brands and so long as Kontoor Brands has no outstanding indebtedness guaranteed by the guarantors and secured by the collateral (other than the Term Loan A Facility or Revolving Credit Facility), the obligation of Kontoor Brands to provide guarantees and collateral to secure the Credit Facilities, will be suspended (but may be subject to reinstatement).

On May 17, 2019, Kontoor Brands incurred $1.05 billion of indebtedness under the Credit Facilities, the proceeds of which were used, to finance, in part, a cash transfer to members of VF’s group in connection with the Separation. Following the Separation, Kontoor Brands expects to use the borrowing capacity under the Revolving Credit Facility from time to time to provide working capital and funds for general corporate purposes.

The foregoing description is a summary of the material terms of the Credit Agreement and does not purport to be complete, and is qualified in its entirety by reference to the Credit Agreement; for the complete text of the Credit Agreement, please see the Credit Agreement filed with this Current Report on Form 8-K as Exhibit 10.6, which is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On May 22, 2019, VF completed the previously-announced Separation from Kontoor Brands. Effective as of 11:59 p.m. New York time on the Distribution Date, the common stock of Kontoor Brands was distributed, on a pro rata basis, to VF’s stockholders of record as of the close of business on the Record Date. On the Distribution Date, each of the stockholders of the Company received one share of Kontoor Brands for every seven shares of VF’s common stock held by such stockholder on the Record Date. Fractional shares of Kontoor Brands common stock were not distributed. Any fractional share of Kontoor Brands common stock otherwise issuable to a VF stockholder was sold in the open market on such stockholder’s behalf, and such stockholder will receive a cash payment for the fractional share based on the stockholder’s pro rata portion of the net cash proceeds from sales of all fractional shares.

The separation was completed pursuant to the Separation and Distribution Agreement. The description of the Separation included under Item 1.01 and the Separation and Distribution Agreement attached as Exhibit 2.1 to this Current Report on Form 8-K are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K related to the Credit Agreement, including the information set forth under the subheading “Credit Agreement,” is incorporated by reference in this Item 2.03.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 22, 2019, Scott Baxter, VF’s Group President, Americas West, resigned from VF to become Kontoor Brands’ Chief Executive Officer.

Item 8.01. Other Events.

On May 23, 2019, VF issued a press release announcing the completion of the Separation. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

We expect to file the unaudited pro forma condensed consolidated balance sheet of VF as of March 30, 2019 and the unaudited pro forma condensed consolidated statements of income of VF for the year ended March 30, 2019, for the three months ended March 31, 2018, and for each of the years ended December 30, 2017 and December 31, 2016 in a current report on Form 8-K by May 29, 2019, which is the fourth business day after the completion of the Separation.

(d) Exhibits.

Exhibit No.	Description

2.1*	Separation and Distribution Agreement dated May 22, 2019.

10.1*	Tax Matters Agreement dated May 22, 2019.

10.2*	Transition Services Agreement dated May 22, 2019.

10.3*	VF Intellectual Property License Agreement dated May 17, 2019.

10.4*	Kontoor Intellectual Property License Agreement dated May 17, 2019.

10.5	Employee Matters Agreement dated May 22, 2019.

10.6	Credit Agreement, dated May 17, 2019, among Kontoor Brands, Inc., Lee Wrangler International Sagl, the Borrowing Subsidiaries and the lenders and agents party thereto.

99.1	Press release issued by V.F. Corporation, dated May 23, 2019, announcing the completion of the Separation.

*

The schedules to these agreements are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to supplementally furnish to the Securities and Exchange Commission, upon request, a copy of any omitted schedule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V.F. CORPORATION

Date: May 23, 2019	By:	/s/ Laura C. Meagher
Name: Laura C. Meagher
Title: Vice President, General Counsel & Secretary